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DATA STATED IN THOUSANDS


                     VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION



                                              SECOND  SECOND       YEAR
REGULATION           STATEMENT CAPTION         QTR.    QTR.       TO DATE
                                               1996    1995     1996  1995

5-02 (1)            Cash and Cash Items        11481   11381   11481  11381
5-02 (2)            Marketable Securities      77345   67924   77345  67924
5-02 (3)(b)(1)      Notes Receivable          209255  185360  209255 185360
5-02 (4)            Allowance for Doubtful
                      Accounts                  2359    2186    2359   2186

5-02 (15)           Total Assets              310509  282611  310509 282611

5-02 (24)           Other Liabilities         282781  256912  282781 256912
5-02 (30)           Common Stock                 737     729     737    729
5-02 (31)(a)(2)     Additional Capital Other    9870    9520    9870   9520
5-02 (31)(a)(3)(ii) Retained Earnings -
                      Unappropriated           17127   15457   17127  15457

5-03 (b)(1)(e)      Other Revenues              6939    6317   13758  12182

5-03 (b)(2)(e)      Cost of Other Revenues      2467    2337    4974   4710
5-03 (b)(8)         Interest and Amortization
                     of Debt Discount           2951    2891    5810   5418
5-03 (b)(10)        Income Before Taxes and
                      Other Items               1521    1089    2974   2054

5-03 (b)(11)        Income Tax Expense           524     366    1030    688
5-03 (b)(14)        Income/Loss from Continuing
                      Operations                 997     723    1944   1366

5-03 (b)(19)        Net Income or Loss           997     723    1944   1366